Exhibit 99.1

600 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Fourth Quarter and Year-End Results

SALT LAKE CITY, UTAH, February 13, 2003—Evans & Sutherland Computer Corporation (NASDAQ: ESCC) today reported financial results for the fourth quarter and year ended December 31, 2002.

Sales for the 2002 fiscal year were $122.6 million, down 15.6% from sales of $145.3 million in 2001.  Net loss for 2002 was $11.7 million, or $1.12 per share, compared to a net loss of $27.5 million, or $2.70 per share, in 2001.  For the fourth quarter ended December 31, 2002, sales were $29.2 million, compared to sales of $27.9 million for the fourth quarter of 2001. Net loss for the fourth quarter of 2002 was $6.0 million, or $0.58 per share, compared to a net income of $0.1 million, or $0.01 per share, in 2001.

Comments from James R. Oyler, President and Chief Executive Officer

“While the company had a loss for the fourth quarter and for the year, we made significant progress in a number of important areas.

“The military programs which have produced major losses are now 99% complete, with nearly all systems in training service.  With the approaching completion of these programs, we have reduced total employment by almost half from our recent peak headcount.    Nearly half of the full year operating loss before one-time gains came from restructuring and impairment charges, while continuing operations showed substantial improvement.  Taken together, we believe the operating improvements and restructuring completed in 2002 will allow us to return to profitability on lower revenue in 2003.

 “We have also significantly strengthened the balance sheet.  By year end, the company had sufficient cash to retire all short term debt, which should reduce financing costs in 2003.

“The market environment in which we operate was exceptionally difficult during 2002, and the book-to-bill ratio fell below one for the full year.  However, orders increased substantially from the third quarter to the fourth quarter, contributing to an increase in fourth quarter revenue compared to 2001.  We believe we are now gaining market share on the strength of new products introduced in the fourth quarter, which will contribute to higher orders in 2003.”

About Evans & Sutherland

Evans & Sutherland produces professional hardware and software to create highly realistic visual images for simulation, training, engineering, and other applications throughout the world.  E&S visual systems are used in both military and commercial systems, as well as planetariums and interactive theaters.  Visit the E&S Web site at http://www.es.com.

Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include statements that military programs that have produced major losses are 99% complete, that the completion of these programs is approaching, that changes in employment, expenses, and other improvements will allow the company to return to profitability on lower revenue in 2003, that reductions in short term debt will reduce financing costs in 2003, that the company’s market share is increasing, and that gains in market share and strength in new products will contribute to higher orders in 2003.  It is important to note that E&S’s actual results could differ materially from those in any such forward-looking statements.  Various factors could cause actual results to differ materially, such as the risk factors listed from time to time in E&S’s SEC reports.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contacts:

Financial

William Thomas

Chief Financial Officer

801-588-1508

bthomas@es.com

Media

Joan Mitchell

Public Relations Manager

801-588-1453

jmitchel@es.com